EXHIBIT 11

Calculation of shares used in determining net income per common and common equivalent share (1)


                                                         Three months ended March 31,
                                                             1996              1997
                                                             ----              ----
Net income                                                $ 2,045,000       $6,753,000
                                                       ===============   ==============
Weighted average shares outstanding                        28,397,175       29,017,699
Shares issuable based on the treasury stock method            837,890          155,881
                                                       ===============   ==============
                                                           29,235,065       29,173,580
                                                       ===============   ==============


(1) Fully diluted income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.